Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of ChemoCentryx, Inc. for the registration of up to $150,000,000 in common stock, preferred stock, debt securities, warrants or units and to the incorporation by reference therein of our report dated March 14, 2013, with respect to the consolidated financial statements of ChemoCentryx, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California
March 14, 2013